Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) dated June 2, 2005 between BioElectronics Corporation, a Maryland Corporation (the “Company”) located at 3612 Sprigg Street South, Frederick, Maryland 21704 and Joseph M. Iglesias (the “Executive”), residing at 1930 Brushoak Ct., Thousand Oaks CA 91320.

WITNESSETH:

WHEREAS. The Board of Directors (the “Board”) of the Company wishes to employ the Executive as Vice President, Design and Engineering of the Company on the terms and subject to the conditions set forth herein; and

WHEREAS, the Executive wishes to accept employment with the Company in the position of Vice President, Design and Engineering on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

1)	EMPLOYMENT

The Executive’s employment under the terms of this Agreement shall commence June 1, 2005 (the “Effective Date”), and shall continue until May 31, 2008 unless terminated earlier pursuant to Section 5. (Such period of employment under this Agreement is hereinafter referred to as the “Employment Term.”). The Executive shall provide services to the Company hereunder as Vice President, Design and Engineering of the Company. The Executive will serve the Company subject to the general supervision, advice and direction of the Executive Vice President/COO upon the terms and conditions set forth in this Agreement.

2)	DUTIES

PERFORMANCE OF DUTIES. During the period of the Executive’s employment with the Company, the Executive shall:

a)
Provide overall engineering design management and product development leadership to Company’s manufacturing activities, including, but not limited to, developing new product designs, coordination fall supplier and procurement, product prototyping, testing, production, future project research, and IP management. Executive shall also perform such further duties as are incidental or implied from its obligation to provide overall operational management and leadership to the Company.

b)	In all respects use his best efforts to further, enhance, and develop the Company’s business, affairs, interests and welfare; and

c)
Not become directly or indirectly associated with or engaged in any business which competes with the Company or accept any employment or other engagement whatsoever from any other person, firm, corporation, or entity or do anything inconsistent with its duties to the Company.

3)	COMPENSATION AND BENEFITS

a)
BASE COMPENSATION. The Company shall pay the Executive a base salary (the “Base Salary”), as compensation for his employment under this Agreement, in the amount of $115,000 a year thereafter within the Employment Term, the Base Salary shall be as determined by the President and the Board of Directors but shall not be less than $115,000. During the Employment Term such Base Salary shall be paid in equal installments on at least a monthly basis, or on such other basis as is applicable to Executives of the Company.

b)
ANNUAL BONUS. For each calendar year ending during the Employment Term for which the Executive remains an employee of the Company, the Executive’s bonus compensation (“Annual Bonus”) shall be up to 50% of base compensation for the year to be calculated as follows:

(1)
Company Sales Bonus: Executive shall be eligible to receive up to 30% of base salary based on overall company sales. The 2005 calendar year bonus will be predicated and calculated on annual sales as follows:

(i)	Sales under $1.5 million 0.0%
(ii)	Sales over $1.5 million 1.0% of total sales.
(iii)	Sales over $2.0 million 1.5% of total sales.
(iv)	Sales over $3.0 million 2.5% of total sales.

(2)
Individual Performance Bonus: Executive shall be eligible to receive up to 20% of base salary based on delivery of new products and performance of new products as directed by the Executive Vice President/COO.

The annual bonus formula after the first year will be established annually by the Compensation Committee of the Board of Directors. The Executive’s Annual Bonus earned with respect to each year shall be paid on or before March 31st of the succeeding year.

c)
STOCK OPTIONS. On the Effective Date of this Agreement, (the “Grant Date”), the Company shall in consideration of the Covenants in paragraph 5 grant to the Executive an option (the “Option”) to purchase 900 thousand (900,000) shares of common stock of the Company, $.01 par value per share (the “Stock”). The Option shall be granted subject to the following terms: (i) the exercise price with respect to the initial 300,000 shares under the Option shall be $.30 per share (ii) an additional 300,000 shares at a grant price of $.40 per share; (iii) an additional 300,000 shares at a grant price of $.50 per share; (iv) the Option and Grant shall fully vest over a three-year period based on continuous employment of the Executive and the Options are exercisable as follows: 33.3% shall be exercisable on each of the first year, second year and third year anniversaries of the Grant Date; and v) the Option shall be exercisable by Executive or his estate for a period of five years. The Executive shall immediately become 100% vested in, and eligible to exercise, the Option, in the event of (a) his termination without Cause (as defined in Section 4, (b) a dissolution or liquidation of the Company, (c) a sale of all or substantially all of the Company’s assets, (d) a merger or consolidation involving the Company in which the Company is not the surviving corporation, (e) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of common stock receive securities of another corporation and/or other property, including cash, or (f) a tender offer for at least a majority of the outstanding stock of the Company. If immediate vesting occurs because of a termination without Cause, the Option shall be exercisable for thirty-six (36) months following the effective date of such termination; in all other events the option will remain exercisable under the terms of the grant. In the event of a termination of employment for reasons described in Section 4) Termination below the Executive or his estate will forfeit unvested options.

d)
BENEFITS. During the Employment Term, the Executive shall be entitled to participate in all pension, profit sharing and other retirement plans, incentive compensation plans and all group health, hospitalization and disability insurance plans and other Executive welfare benefit plans in which other senior executives of the Company may participate on terms and conditions no less favorable than those which apply to such other senior executives of the Company. The Executive shall be entitled to three weeks annual paid vacations; and to be reimbursed for any reasonable out-of-pocket expenses incurred by the Executive in connection with the performance of his duties, upon presentation of reasonable evidence satisfactory to the Company of the amounts and nature of such expenses.

4)	TERMINATION

EVENTS OF TERMINATION. The Employment Term shall terminate upon the first to occur of the following events:

a)	The close of business on May 31, 2008, unless mutually extended in writing by the parties;

b)	The death of the Executive;

c)
The close of business on the 180th day following the date on which the Company gives the Executive written notice of the termination of his employment as a result of his Permanent Disability. Permanent Disability shall mean the Executive’s inability to perform the material duties contemplated by this Agreement by reason of a physical or mental disability or infirmity which has continued for more than 30 consecutive days. The Executive agrees to submit such medical evidence regarding such disability or infirmity as is reasonably requested by the Company, including, but not limited to, an examination by a physician selected by the Company in its sole discretion;

d)
The close of business on the date on which the Company gives the Executive written notice of the Company’s termination of his employment for Cause, Cause shall mean (A) the Executive’s neglect f his material duties, (B) an act or acts by the Executive, or any omission by him, constituting a felony, and the Executive has entered a guilty plea or confession to, or has been convicted of, such felony, (C) the Executive’s failure to follow any lawful directive of the President consistent with the Executive’s position and duties, (D) an act or acts of fraud or dishonesty by the Executive which results or is intended to result in financial or economic harm to the Company, or (E) breach of a material provision of this Agreement by the Executive; and

e)
The close of business on the effective date of a Voluntary Termination by the Executive of his employment with the Company. Voluntary Termination shall mean any voluntary termination by the Executive of his employment with the Company provided that the Executive shall give the Company at least 30 days’ prior written notice of the effective date of such termination. Such Voluntary Termination shall cease acceleration of bonus and options as defined in Section 3.

5)	PROTECTED INFORMATION; PROHIBITED SOLICITATION AND COMPETITION

a)
The Executive hereby recognizes and acknowledges that during the course of his employment by the Company, the Company will furnish, disclose or make available to the Executive confidential or proprietary information related to the Company’s business, including, without limitation, customer lists, ideas, processes, inventions and devices, that such confidential or proprietary information has been developed and will be developed through the Company’s expenditure of substantial time and money, and that all such confidential information could be used by the Executive and others to compete with the Company. The Executive hereby agrees that all such confidential or proprietary information shall constitute trade secrets, and further agrees to use such confidential or proprietary information only for the purpose of carrying out his duties with the Company and not otherwise to disclose such information unless otherwise required to do so by subpoena or other legal process. The Executive agrees that all inventions and discoveries shall be the sole property of the Company, and the Company shall be the sole owner of all patents.

b)
The Executive hereby agrees, in consideration of his employment hereunder and in view of the confidential position to be held by the Executive hereunder, that during the Employment Term and for the period ending on the date which is one year after the later of the termination of the Employment Term and the Executive shall not, without the written consent of the Company, knowingly solicit, entice or persuade any other employee of the Company or any affiliate of the Company to leave the services of the Company or such affiliate for any reason.

c)
The Executive further agrees that, he shall not during the Employment Term and for the period ending on the date which one year after enter into any relationship whatsoever, either directly or indirectly, alone or in partnership, or as an officer, director, employee or stockholder (beneficially owning stock or options to acquire stock totaling more than five percent of the outstanding shares) of any corporation (other than the Company),or otherwise acquire or agree to acquire a significant present or future equity or other proprietorship interest, whether as a stockholder, partner, proprietor or otherwise, with any enterprise, business or division thereof (other than the Company), which is engaged in the development, manufacture or marketing and sales of electromagnetic or electro stimulation medical devices.

d)
The restrictions in this Section 5 shall survive the termination of this Agreement and shall be in addition to any restrictions imposed upon the Executive by statute or at common law. The parties hereby acknowledge that the restriction in this Section 5 have been specifically negotiated and agreed to by the parties to protect the Company from unfair competition.

6)	INJUNCTIVE RELIEF

The Executive hereby expressly acknowledges that any breach or threatened breach by the Executive of any of the terms set forth in Section 5 of this Agreement may result in significant and continuing injury to the Company, the monetary value of which would be impossible to establish. Therefore, the Executive agrees that the Company shall be entitled to apply for injunctive relief in court of appropriate jurisdiction. The provisions of this Section shall survive the Employment Term.

7)	PARTIES BENEFITED; ASSIGNMENTS

This Agreement shall be binding upon the Executive, his heirs and his personal representative or representatives, and upon the Company and its successors and assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned by the Executive, other than by will or by the laws of descent and distribution.

8)	NOTICES

Any notice required or permitted by this Agreement shall be in writing, sent by registered or certified mail, return receipt requested, addressed to the President and the Company at its then principal office, or to the Executive at the address set forth in the preamble, as the case may be, or to such other address or addresses as any party hereto may from time to time specify in writing for the purpose in a notice given to the other parties in compliance with this Section. Notices shall be deemed given when received.

9)	GOVERNING LAW

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland, without regard to conflict of law principles.

10)	DISPUTES

Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement shall, at the election and upon written demand of either the Executive or the Company, be finally determined and settled by arbitration in Frederick, Maryland in accordance with the rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof.

11)	MISCELLANEOUS

This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement supersedes any prior written or oral agreements or understandings between the parties relating to the subject matter hereof. No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held in valid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. The compensation provided to the Executive pursuant to this Agreement shall be subject to any withholdings and deductions required by any applicable tax laws. Any amounts payable under this Agreement to the Executive after the death of the Executive shall be paid to the Executive’s estate or legal representative. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first written above.

BioElectronics Corporation:

/s/ Thomas J. O’Connor
By: Thomas J. O’Connor
Executive Vice President/COO

Executive

/s/ Joseph M. Iglesias
By: Joseph M. Iglesias